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EX-22.1


               SUBSIDIARIES OF THE REGISTRANT AS OF JUNE 30, 2001

                          BIRMINGHAM STEEL CORPORATION

            American Steel & Wire Corporation, a Delaware corporation Birmingham Steel Overseas, Ltd.*, a Barbados corporation
            Port Everglades Steel Corporation, a Delaware corporation
         Birmingham Recycling Investment Company, a Delaware corporation
          Birmingham East Coast Holdings, L.L.C., a Delaware corporation
              Birmingham Southeast, L.L.C., a Delaware corporation
                 Midwest Holdings, Inc., a Delaware corporation
              Cumberland Recyclers, L.L.C.*, a Delaware corporation
            Birmingham Steel Management, Inc., a Delaware corporation





                      * Denotes inactive/dormant subsidiary